Exhibit 99.1

FOR IMMEDIATE RELEASE                                 FOR MORE INFORMATION CALL

November 13, 2003                            Investors:  Robert A. Brvenik
                                                         Chief Financial Officer
                                                         (410) 234-1750

                                             Media:      Steven A. Sless
                                                         Public Relations
                                                         (410) 234-8333


     PRIME RETAIL, INC. REPORTS THIRD QUARTER 2003 NET LOSS OF $7.3 MILLION
                    AND FUNDS FROM OPERATIONS OF $3.9 MILLION

                 Company Updates Status of Going Concern Issues

     BALTIMORE - Prime Retail, Inc. (OTC Bulletin Board: PMRE, PMREP, PMREO) (the "Company") today announced its operating results for the third quarter ended September 30, 2003.

FFO Results:

     Funds from Operations ("FFO"), a widely accepted measure of REIT performance, was $3.9 million, or $(0.04) per diluted common share (after allocations to preferred shareholders) for the quarter ended September 30, 2003 compared to $(90.3) million, or $(2.20) per diluted common share, for the same period in 2002. The FFO results for the third quarter of 2003 include $1.2 million of net interest expense ("Defeased Interest Expense") attributable to mortgage indebtedness that was defeased in December 2002. This Defeased Interest Expense had no impact on the Company's operating cash flow during 2003 because such payments were made from previously established escrows. The FFO results for the third quarter of 2002 reflect an aggregate provision for asset impairment of $97.2 million (of which $15.6 million is included in discontinued operations). Previously, the Company excluded provisions for asset impairment from its reported FFO computations in accordance with guidelines established by NAREIT; however, because of recent guidance issued by the SEC, the Company now includes provisions for asset impairment in its FFO computations.

     Excluding the impact of (i) the Defeased Interest Expense and (ii) the provision for asset impairment, FFO for the third quarter of 2003 and 2002 was $5.1 million, or $(0.01) per common diluted share and $6.9 million, or $0.02 per diluted common share, respectively. This decrease in the Company's FFO results for the third quarter of 2003 compared to its FFO results for the same period in 2002 is attributable to (i) the impact of reduced weighted-average portfolio occupancy during the 2003 period, (ii) the impact of changes in economic rental rates, (iii) legal, financial advisory and proxy costs aggregating $1.5 million associated with the Company's proposed merger transaction and (iv) the loss of net operating income resulting from the disposition of properties primarily during 2002. Partially offsetting these items were interest savings resulting from the repayment of indebtedness.

PRIME RETAIL REPORTS THIRD QUARTER RESULTS                                Page 2



     FFO was $8.4 million, or $(0.20) per diluted common share for the nine months ended September 30, 2003 compared to $(93.3) million, or $(2.53) per diluted common share, for the same period in 2002. The FFO results for the nine months ended September 30, 2003 include $3.2 million of Defeased Interest Expense. The FFO results for the nine months ended September 30, 2003 also reflect a provision for asset impairment of $6.6 million and the FFO results for the nine months ended September 30, 2002 reflect an aggregate provision for asset impairment of $109.4 million (of which $27.8 million is included in discontinued operations).

     Excluding the impact of (i) the Defeased Interest Expense and (ii) the provisions for asset impairment, FFO for the nine months ended September 30, 2003 and 2002 was $18.2 million, or $0.02 per diluted common share, and $16.1 million, or $(0.02) per diluted common share. This increase in the Company's FFO results for the nine months ended September 30, 2003 compared to its FFO results for the same period in 2002 is attributable (i) interest savings resulting from the repayment of indebtedness, (ii) a non-recurring charge of $3.0 million in the second quarter of 2002 related to pending and potential tenant claims with respect to certain lease provisions, and (iii) reduced bad debt expense. These items were partially offset by (i) the impact of reduced weighted-average portfolio occupancy during the 2003 period, (ii) the impact of changes in economic rental rates, (iii) legal, financial advisory and proxy costs aggregating $2.6 million associated with the proposed merger transaction and
(iv) the loss of net operating income because of dispositions of properties primarily during 2002.

GAAP Results:

     The Company reports its operating results in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company's GAAP loss from continuing operations was $3.7 million and $86.0 million for the quarters ended September 30, 2003 and 2002, respectively. For the third quarter of 2003, the net loss applicable to common shareholders was $7.3 million, or $0.17 per share on a basic and diluted basis. For the third quarter of 2002, the net loss applicable to common shareholders was $89.2 million, or $2.05 per share on a basic and diluted basis.

     During the third quarter of 2003, the Company reported income from discontinued operations of $2.1 million, or $0.05 per share. This income from discontinued operations included a gain related to dispositions of $2.2 million. The GAAP results from continuing operations for the third quarter of 2002 include a provision for asset impairment of $81.6 million, or $1.87 per share. During the third quarter of 2002, the Company also reported income from discontinued operations of $2.5 million, or $0.06 per share. This income from discontinued operations included (i) a gain related to dispositions of $17.1 million and (ii) a provision for asset impairment of $15.6 million.

     The GAAP loss from continuing operations was $14.0 million and $95.9 million for the nine months ended September 30, 2003 and 2002, respectively. For the nine months ended September 30, 2003, the net loss applicable to common shareholders was $29.4 million, or $0.68 per share on a basic and diluted basis. For the nine months ended September 30, 2002, the net loss applicable to common shareholders was $129.0 million, or $2.96 per share on a basic and diluted basis.

PRIME RETAIL REPORTS THIRD QUARTER RESULTS                                Page 3



     The GAAP results from continuing operations for the nine months ended September 30, 2003 include a second quarter provision for asset impairment of $6.6 million, or $0.15 per share. During the nine months ended September 30, 2003, the Company also reported income from discontinued operations of $1.5 million, or $0.04 per share. This income from discontinued operations included a gain related to dispositions of $2.2 million.

     The GAAP results from continuing operations for the nine months ended September 30, 2002 include (i) a third quarter provision for asset impairment of $81.6 million, or $1.87 per share, (ii) a net gain on the sale of real estate of $5.8 million, or $0.13 per share and (ii) a second quarter non-recurring charge (included in other charges) of $3.0 million, or $0.07 per share, related to pending and potential tenant claims with respect to certain lease provisions. During the nine months ended September 30, 2002, the Company also reported income from discontinued operations of $16.1 million, or $0.37 per share. This income from discontinued operations included (i) a net gain related to dispositions of $9.6 million and (ii) a provision for asset impairment of $27.8 million.

Merchant Sales:

     For the three and nine months ended September 30, 2003, same-store sales in our outlet center portfolio increased by 1.4% and decreased by 1.2%, respectively, compared to the same periods in 2002. "Same-store sales" is defined as the weighted-average sales per square foot reported by merchants for stores opened and occupied since January 1, 2002. For the fiscal year ended December 31, 2002, the weighted-average sales per square foot reported by all merchants was $245.

Going Concern:

     The Company's liquidity depends on cash provided by operations and potential capital raising activities such as funds obtained through borrowings, particularly refinancing of existing debt, and cash generated through asset sales. Although the Company believes that estimated cash flows from operations and potential capital raising activities will be sufficient to satisfy its scheduled debt service and other obligations and sustain its operations for the next year, there can be no assurance that it will be successful in obtaining the required amount of funds for these items or that the terms of the potential capital raising activities, if they should occur, will be as favorable as the Company has experienced in prior periods.

     As of September 30, 2003, the Company's first mortgage and expansion loan (the "Mega Deal Loan") had an outstanding balance of approximately $261.3 million. The Mega Deal Loan had an optional prepayment date on November 11, 2003 and an outstanding principal balance of approximately $260.7 million on such date. As discussed below, certain restrictions have been placed on the Company with respect to refinancing the Mega Deal Loan. The Mega Deal Loan was not repaid on the optional prepayment date and as a result the interest rate shall be increased by up to 5.0% to 12.782%. Additionally, commencing on November 11, 2003 the lender may retain all excess cash flow from the 13 properties which secure the Mega Deal Loan. Any excess cash flow retained by the lender can be applied to principal after payment of interest. The aforementioned increase in the Mega Deal Loan's interest rate and the potential loss of cash flow from the 13 properties could have severe consequences on the Company's ability to fund its operations.

PRIME RETAIL REPORTS THIRD QUARTER RESULTS                                Page 4



     The Company currently believes a shortfall could occur with respect to refinancing the Mega Deal Loan because it may be unable to place mortgage indebtedness at commercially reasonable terms on all of the properties in the current collateral pool. The Company is actively marketing for sale several of the collateral properties because their sale could alleviate some or all of any potential shortfall. The Company also continues to evaluate other capital raising activities, such as the placement of mezzanine level debt on certain of the collateral properties. The Company cautions that its assumptions regarding the refinancing and sale of the collateral properties are based on current market conditions and, therefore, are subject to various risks and uncertainties, including changes in economic conditions which may adversely impact its ability to refinance the Mega Deal Loan at favorable rates or in a timely and orderly fashion and which may adversely impact the Company's ability to consummate various asset sales or other capital raising activities.

     As previously announced, on July 8, 2003, an affiliate of The Lightstone Group, LLC ("Lightstone"), a New Jersey-based real estate company, and the Company entered into a merger agreement (the "Merger Agreement") pursuant to which the Company would be acquired by such affiliate (the "Merger" or the "Transaction"). In connection with the execution of the Merger Agreement, certain restrictions were placed on the Company with respect to the refinancing of the Mega Deal Loan. Specifically, the Company was restricted from negotiating or discussing the refinancing of the properties securing the Mega Deal Loan with any lenders until September 15, 2003, at which time the Company was permitted to discuss refinancing of the Mega Deal Loan with certain enumerated lenders. However, the Company is precluded from closing any loans relating to the refinancing of the Mega Deal Loan until January 11, 2004. Lightstone is obligated to (i) pay (A) one-half of the additional interest incurred by the Company between November 11, 2003 and December 31, 2003, and (B) all of the additional interest incurred by the Company between January 1, 2004 and January 11, 2004 with respect to the Mega Deal Loan and (ii) loan the Company, at a rate of 7% and for a term of not less than one year, an amount equal to any excess cash flow retained by the lender and applied to principal under the Mega Deal Loan commencing on November 11, 2003 and through January 11, 2004.

     In addition to the restrictions with respect to the refinancing of the Mega Deal Loan discussed above, pursuant to the terms of the Merger Agreement, the Company has also agreed to certain conditions pending the closing of the Transaction. These conditions provide for certain restrictions with respect to the Company's operating and refinancing activities. These restrictions could adversely affect the Company's liquidity in addition to its ability to refinance the Mega Deal Loan in a timely and orderly fashion.

     The Company would be obligated to pay Lightstone a termination fee of $4.5 million, plus expenses of up to $1.5 million, if the Transaction is not completed under certain circumstances, including the Company's election to pursue an alternative transaction. In certain other circumstances in which the Transaction has not been completed, including the failure to obtain the requisite stockholder approvals, a termination fee would not be payable but the Company will be obligated to reimburse Lightstone for its expenses up to $3.5 million. If the Merger Agreement is terminated under certain conditions, such payment could adversely affect the Company's liquidity.

PRIME RETAIL REPORTS THIRD QUARTER RESULTS                                Page 5



     In connection with the completion of the sale of six outlet centers (the "Bridge Properties") in July 2002, the Company guaranteed to FRIT PRT Bridge Acquisition LLC ("FRIT") (i) a 13% return on its $17.2 million of invested capital, and (ii) the full return of its invested capital (the "Mandatory Redemption Obligation") by December 31, 2003. As of September 30, 2003, the Mandatory Redemption Obligation was approximately $14.5 million.

     The Company continues to seek to generate additional liquidity to repay the Mandatory Redemption Obligation through (i) the sale of FRIT's ownership interest in the Bridge Properties and/or (ii) the placement of additional indebtedness on the Bridge Properties. There can be no assurance that the Company will be able to complete such capital raising activities by December 31, 2003 or that such capital raising activities, if they should occur, will generate sufficient proceeds to repay the Mandatory Redemption Obligation in full. Failure to repay the Mandatory Redemption Obligation by December 31, 2003 would constitute a default, which would enable FRIT to exercise its rights with respect to the collateral pledged as security to the guarantee, including some of the Company's partnership interests in the 13 properties which secure the Mega Deal Loan. Because the Mandatory Redemption Obligation is secured by some of the Company's partnership interests in the 13 properties which secure the Mega Deal Loan, the Company may be required to repay the Mandatory Redemption Obligation before, or in connection with, the refinancing of the Mega Deal Loan. Additionally, any change in control with respect to the Company accelerates the Mandatory Redemption Obligation.

     In connection with the execution of the Merger Agreement, Lightstone has agreed to provide sufficient financing, if necessary, to repay the Mandatory Redemption Obligation in full at its maturity. The new financing would be at substantially similar economic terms and conditions as those currently in place for the Mandatory Redemption Obligation and would have a one-year term.

     The Company has fixed rate tax-exempt revenue bonds collateralized by properties located in Chattanooga, Tennessee (the "Chattanooga Bonds") which contain (i) certain covenants, including a minimum debt-service coverage ratio financial covenant (the "Financial Covenant") and (ii) cross-default provisions with respect to certain of its other credit agreements. Based on the operations of the collateral properties, the Company was not in compliance with the Financial Covenant for the quarters ended June 30, September 30 and December 31, 2002. In the event of non-compliance with the Financial Covenant or default, the holders of the Chattanooga Bonds (the "Bondholders") had the ability to put such obligations to the Company at a price equal to par plus accrued interest. On January 31, 2003, the Company entered into an agreement (the "Forbearance Agreement") with the Bondholders. The Forbearance Agreement provides amendments to the underlying loan and other agreements that enable the Company to be in compliance with various financial covenants, including the Financial Covenant. So long as the Company continues to comply with the provisions of the Forbearance Agreement and is not otherwise in default of the underlying loan and

PRIME RETAIL REPORTS THIRD QUARTER RESULTS                                Page 6



other documents through December 31, 2004, the revised financial covenants will govern. Additionally, certain quarterly tested financial covenants and other covenants become effective June 30, 2004. Pursuant to the terms of the Forbearance Agreement, in February 2003 the Company funded $1.0 million into an escrow account to be used for the potential conversion of certain of the retail space to office space in the collateral properties and agreed that an event of default with respect to the other debt obligations related to the property would also constitute a default under the Chattanooga Bonds. The outstanding balance of the Chattanooga Bonds was approximately $17.9 million as of September 30, 2003.

     With respect to the Chattanooga Bonds, based on the Company's current projections, it believes it will not be in compliance with certain quarterly tested financial covenants when they become effective on June 30, 2004 which would enable the Bondholders to elect to put the Chattanooga Bonds to the Company at their par amount plus accrued interest. The Company continues to explore opportunities to (i) obtain alternative financing from other financial institutions, (ii) sell the properties securing the Chattanooga Bonds and (iii) explore other possible capital transactions in order to generate cash to repay the Chattanooga Bonds. There can be no assurance that the Company will be able to complete any such activity sufficient to repay the amount outstanding under the Chattanooga Bonds in the event the Bondholders are able and elect to exercise their put rights.

     These conditions raise substantial doubt about the Company's ability to continue as a going concern.

     Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, leasing, marketing and management of outlet centers throughout the United States and Puerto Rico. Prime Retail currently owns and manages 35 outlet centers totaling approximately 10.2 million square feet of GLA. The Company also owns 154,000 square feet of office space. As of September 30, 2003, the Company's owned portfolio of properties were 85.3% occupied. Prime Retail has been an owner, operator and developer of outlet centers since 1988. For additional information, visit Prime Retail's web site at www.primeretail.com.

     Some of the statements contained herein which are not statements of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes," "expects," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission. Prime Retail accepts no responsibility for updating forward-looking statements.

                               -- tables follow --

PRIME RETAIL, INC.                                                       Page 7
Selected Financial Data (Unaudited)
Amounts in thousands except per share information


                                                                             Three Months Ended              Nine Months Ended
                                                                               September 30,                    September 30,
                                                                    --------------------------------   -----------------------------
STATEMENTS OF OPERATIONS(1)                                               2003               2002           2003             2002
                                                                    ------------        ------------   ------------     ------------
Revenues
Base rents                                                             $ 19,001          $ 19,622        $ 55,934        $  66,096
Percentage rents                                                            404               834           1,853            2,589
Tenant reimbursements                                                    10,676            11,424          32,921           36,498
Interest and other                                                        2,892             3,664          10,573            8,737
                                                                       --------          --------        --------        ---------
   Total revenues                                                        32,973            35,544         101,281          113,920

Expenses
Property operating                                                        8,936             9,927          28,184           30,687
Real estate taxes                                                         2,600             2,999           8,392           10,012
Depreciation and amortization                                             6,645             8,229          20,948           27,446
Corporate general and administrative                                      5,253             3,366          13,247            9,662
Interest                                                                 11,700            13,693          34,929           47,831
Other charges                                                             1,556             1,667           2,979            8,372
Provision for asset impairment                                                -            81,619           6,590           81,619
                                                                       --------          --------        --------        ---------
   Total expenses                                                        36,690           121,500         115,269          215,629
                                                                       --------          --------        --------        ---------
Loss before gain on sale of real estate                                  (3,717)          (85,956)        (13,988)        (101,709)
Gain on sale of real estate                                                   -                 -               -            5,802
                                                                       --------          --------        --------        ---------
Loss from continuing operations                                          (3,717)          (85,956)        (13,988)         (95,907)
Discontinued operations, including gains of
  $2,153 on dispositions in 2003 periods, respectively,
  and gains of $17,121 and $9,619 on dispositions in
  2002 periods, respectively                                              2,071             2,451           1,549          (16,103)
                                                                       --------          --------        --------        ---------
Net loss                                                                 (1,646)          (83,505)        (12,439)        (112,010)
Income allocated to preferred shareholders                               (5,668)           (5,668)        (17,004)         (17,004)
                                                                       --------          --------        --------        ---------
Net loss applicable to common shares                                   $ (7,314)         $(89,173)       $(29,443)       $(129,014)
                                                                       ========          ========        ========        =========

Basic and diluted earnings per common share(2):
Loss from continuing operations                                        $  (0.22)         $  (2.11)       $  (0.72)       $   (2.59)
Discontinued operations                                                    0.05              0.06            0.04            (0.37)
                                                                       --------          --------        --------        ---------
  Net loss                                                             $  (0.17)         $  (2.05)       $  (0.68)       $   (2.96)
                                                                       ========          ========        ========        =========

Weighted-average common shares
  outstanding - basic and diluted                                        43,578            43,578          43,578           43,578
                                                                       ========          ========        ========        =========
====================================================================================================================================

PRIME RETAIL, INC.                                                       Page 8
Selected Financial Data (Unaudited) -- continued
Amounts in thousands except per share and per unit information

                                                                          Three Months Ended                Nine Months Ended
                                                                             September 30,                    September 30,
                                                                     --------------------------       ----------------------------
                                                                         2003             2002            2003              2002
                                                                     ----------      ----------       ----------       -----------
FFO CALCULATION(3)
Loss from continuing operations                                       $ (3,717)       $ (85,956)      $ (13,988)        $ (95,907)
Adjustments:
  Gain on sale of real estate                                                -                -               -            (5,802)
  Depreciation and amortization                                          6,645            8,229          20,948            27,446
  Non-real estate depreciation and amortization                           (377)            (601)         (1,654)           (1,693)
  Unconsolidated joint ventures' adjustments                             1,414            1,151           3,475             2,897
  Discontinued operations                                                  (51)         (13,109)           (315)          (20,208)
                                                                      --------        ---------       ---------         ---------
FFO per NAREIT Definition                                             $  3,914        $ (90,286)      $   8,466         $ (93,267)
                                                                      ========        =========       =========         =========

FFO PER SHARE SUMMARY

FFO per NAREIT Definition                                             $  3,914        $ (90,286)      $   8,466         $ (93,267)
Allocations to preferred shareholders                                   (5,668)          (5,668)        (17,004)          (17,004)
                                                                      --------        ---------       ---------         ---------
FFO allocation to common shares outstanding                           $ (1,754)       $ (95,954)      $  (8,538)        $(110,271)
                                                                      ========        =========       =========         =========

FFO per Share:
  Basic(4)                                                            $  (0.04)       $   (2.20)      $   (0.20)        $   (2.53)
                                                                      ========        =========       =========         =========
  Diluted(5)                                                          $  (0.04)       $   (2.20)      $   (0.20)        $   (2.53)
                                                                      ========        =========       =========         =========

Weighted-Average Shares and Units Outstanding(5):
  Common shares - basic                                                 43,578           43,578          43,578            43,578
  Limited partner common units                                               -                -               -                 -
                                                                      --------        ---------       ---------         ---------
    Total diluted shares                                                43,578           43,578          43,578            43,578
                                                                      ========        =========       =========         =========

End of Period Shares Outstanding after Conversion:
  Common shares                                                         43,578           43,578
  Limited partner common units                                          10,811           10,811
  Series B conversion shares                                             9,364            9,364
                                                                      --------        ---------
    Total shares                                                        63,753           63,753
                                                                      ========        =========

PRIME RETAIL, INC.                                                        Page 9
Selected Financial Data (Unaudited) -- continued
Amounts in thousands, except share information

CONSOLIDATED BALANCE SHEET
                                                                               September 30, 2003           December 31, 2002
                                                                             ---------------------        ---------------------
Assets
Investment in rental property:
     Land                                                                              $  97,893                  $ 101,546
     Buildings and improvements                                                          699,161                    740,024
     Furniture and equipment                                                              11,889                     13,292
                                                                                       ---------                  ---------
                                                                                         808,943                    854,862
     Accumulated depreciation                                                           (206,693)                  (213,604)
                                                                                       ---------                  ---------
                                                                                         602,250                    641,258
Cash and cash equivalents                                                                  7,362                      6,908
Restricted cash                                                                          109,866                    107,037
Accounts receivable, net                                                                   1,093                      3,049
Deferred charges, net                                                                      2,620                      3,766
Investment in unconsolidated joint ventures                                               49,286                     49,889
Other assets                                                                               5,990                      6,181
                                                                                       ---------                  ---------
     Total assets                                                                      $ 778,467                  $ 818,088
                                                                                       =========                  =========

Liabilities and Shareholders' Equity
Bonds payable                                                                          $  22,361                  $  22,495
Notes payable, including $24,919 in default in 2003                                      488,597                    511,443
Defeased notes payable                                                                    74,046                     74,764
Accrued interest                                                                           4,327                      3,984
Real estate taxes payable                                                                  5,729                      3,484
Accounts payable and other liabilities                                                    36,987                     43,059
                                                                                       ---------                  ---------
     Total liabilities                                                                   632,047                    659,229

Minority interests                                                                         1,487                      1,487

Shareholders' equity:
  Shares of preferred stock, 24,315,000 shares authorized:
     10.5% Series A Senior Cumulative Preferred Stock,
       $0.01 par value (liquidation preference of $80,895),
       2,300,000 shares issued and outstanding                                                23                         23
     8.5% Series B Cumulative Participating Convertible Preferred
       Stock, $0.01 par value (liquidation preference of $260,163),
       7,828,125 shares issued and outstanding                                                78                         78
  Shares of common stock, 150,000,000 shares authorized:
     Common stock, $0.01 par value, 43,577,916
       shares issued and outstanding                                                         436                        436
  Additional paid-in capital                                                             709,373                    709,373
  Distributions in excess of earnings                                                   (564,977)                  (552,538)
                                                                                       ---------                  ---------
     Total shareholders' equity                                                          144,933                    157,372
                                                                                       ---------                  ---------
       Total liabilities and shareholders' equity                                      $ 778,467                  $ 818,088
                                                                                       =========                  =========

PRIME RETAIL REPORTS THIRD QUARTER RESULTS                               Page 10



NOTES TO SELECTED FINANCIAL DATA

(1) Certain prior period financial information has been reclassified to conform to the current period presentation, which did not have an impact on the Company's results of operations or financial condition.

(2) Basic earnings per share ("EPS") is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS includes the potentially dilutive effect, if any, which would occur if outstanding (i) options or warrants to purchase Common Stock were exercised, (ii) Common Units were converted into shares of Common Stock and (iii) shares of Series B Preferred Stock were converted into shares of Common Stock. For all periods presented the effect of all exercises and conversions was anti-dilutive and, therefore, dilutive EPS is equivalent to basic EPS.

(3) Management believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, Funds from Operations ("FFO") should be considered in conjunction with net income
     (loss) as presented in the statements of operations included elsewhere herein. Management generally considers FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), to be an
     appropriate non-GAAP measure of the performance of an equity real estate investment trust ("REIT") because industry analysts have accepted it as a performance measure of equity REITs. In 1991, NAREIT adopted its definition of FFO. This definition was clarified in 1995, 1999 and 2002. FFO is currently defined by NAREIT as net income or loss (computed in accordance with GAAP), excluding gains or losses from provisions for asset impairment and sales of depreciable operating property, plus depreciation and amortization (other than amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures and discontinued operations. FFO includes non-recurring events, except for those that are defined as "extraordinary items" in accordance with GAAP. FFO excludes the earnings impact of "cumulative effects of accounting changes" as defined by GAAP. Effective January 1, 2002, FFO related to assets held for sale, sold or otherwise transferred and included in results of discontinued operations (in accordance with the requirements of FAS No. 144) should continue to be included in FFO.

     Previously, the Company excluded provisions for asset impairment from its reported FFO computations in accordance with guidelines established by NAREIT; however, because of recent guidance issued by the Securities and Exchange Commission ("SEC"), the Company now includes provisions for asset impairment in its FFO computations. Accordingly, the provision for asset impairment of $6,590 incurred by the Company in the second quarter of 2003 is included in the FFO computation for the nine months ended September 30, 2003 and the FFO for the quarter and nine months ended September 30, 2002 have been restated to include provisions for asset impairment aggregating $97,176 (of which $15,557 is included in discontinued operations) and $109,376 (of which $27,757 is included in discontinued operations), respectively.

     The Company believes that FFO is an important and widely used non-GAAP measure of the operating performance of REITs, which provides a relevant basis for comparison to other REITs. Therefore, FFO is presented to assist investors in analyzing our performance. The Company's FFO is not comparable to FFO reported by other REITs that do not define the term using the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does. Therefore, the Company cautions that the calculation of FFO may vary from entity to entity and, as such the presentation of FFO by the Company may not be comparable to other similarly titled measures of other reporting companies. The Company believes that to facilitate a clear understanding of the Company's operating results, FFO should be examined in conjunction with net income determined in accordance with GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions.

(4) "FFO per common share outstanding - basic" is equal to after allocations to Series A and Series B preferred stock and distributions to Limited Partners, if any, divided by the weighted-average number of common shares outstanding.

(5) "FFO per common share equivalent - diluted" is equal to FFO after allocations to Series A and Series B preferred stock divided by the total of the potentially dilutive effect, if any, of (i) the weighted-average number of common shares, (ii) the weighted-average number of common units owned by the Limited Partners, (iii) the weighted-average number of common shares issuable upon exercise of stock options or warrants and (iv) the weighted-average number of common shares issuable upon full conversion of all Series B Convertible Preferred Stock.

                                      # # #